Execution Version

SHAREHOLDERS AGREEMENT
(GNC-Harbin HK Ltd.)

related to
GNC HONG KONG LIMITED

By and among
GNC HOLDINGS, INC.

GNC CHINA HOLDCO, LLC

HARBIN PHARMACEUTICAL GROUP CO., LTD.

HARBIN PHARMACEUTICAL HONG KONG II LIMITED

and

GNC HONG KONG LIMITED

Dated as of February 13, 2019

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9.3	Pre-Emptive Rights	21
10	WARRANTIES	22
10.1	Warranties of the Parties	22
11	ANNOUNCEMENTS AND CONFIDENTIALITY	23
11.1	General Obligation	23
11.2	Exceptions	23
11.3	Publicity	24
11.4	Term of Confidentiality Obligations	24
12	TERM, TERMINATION AND LIQUIDATION	24
12.1	Term	24
12.2	Termination	24
12.3	Liquidation	27
13	EQUITABLE REMEDIES	27
14	TAX MATTERS	27
15	NOTICES	27
15.1	Manner of giving notice	27
15.2	Notices to the Company	29
15.3	When notice given	29
15.4	Proof of service	29
15.5	Documents relating to legal proceedings	29
16	ASSIGNMENTS	30
16.1	No assignment	30
17	ENTIRE AGREEMENT	30
17.1	Entire agreement	30
17.2	No reliance	30
17.3	No limitation of certain liabilities and remedies	30
18	GENERAL	30
18.1	Amendments and Waivers	30
18.2	Consents	30
18.3	Expenses	31
18.4	Counterparts	31
18.5	Severability	31
18.6	Time is of the essence	31
18.7	No third party rights	31
18.8	Language	31
18.9	References to PRC Company Agreements; PRC Closing	31
19	GOVERNING LAW AND DISPUTE RESOLUTION	32
19.1	Governing law	32
19.2	Dispute Resolution	32
19.3	Non-Immunity	33
SIGNATORIES
	SCHEDULE I DETAILS OF COMPANY
	SCHEDULE II AFFILIATE TRANSACTIONS

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SCHEDULE III DEED OF ADHERENCE
EXHIBIT A FORM OF BUSINESS PLAN

iii

THIS SHAREHOLDERS AGREEMENT (GNC-Harbin HK Ltd.) (this “Agreement”) is entered into as of February 13, 2019, by and among:

(1)
GNC China Holdco, LLC, a company established under the Laws of the State of Delaware, with company number 4798590, whose registered office is located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904 (“Party A”);

(2)
Harbin Pharmaceutical Hong Kong II Limited a company established under the Laws of Hong Kong, whose registered office is located at c/o 28/F., CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong (“Party B”);

(3)
GNC Holdings, Inc., a company established under the Laws of the State of Delaware, with company number 4295780, whose registered office is located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904 (“GNC”);

(4)
Harbin Pharmaceutical Group Co., Ltd., a company incorporated in the PRC with company number 91230199128175037N, whose registered office is located at No.68, Limin West Fourth Street, Limin Development Zone, Harbin, People’s Republic of China (“Hayao”); and

(5)	GNC Hong Kong Limited, a company established under the Laws of Hong Kong, having its registered address at Level 28, Three Pacific Place, 1 Queen’s Road East, Hong Kong (the “Company”).
Each of Party A and Party B is individually referred to as a “Shareholder” and collectively as the “Shareholders”.
Each of the Company, Party A, Party B, GNC and Hayao is individually referred to as a “Party” and collectively as the “Parties”.
BACKGROUND:

(A)
Party A, Party B, GNC and Hayao have entered into that certain Master Reorganization and Subscription Agreement, dated as of November 7, 2018, and that certain Amendment to Master Reorganization and Subscription Agreement, dated as of February 13, 2019 (as amended, the “Master Agreement”), pursuant to which, among other things, (i) the Parties agreed to enter into certain arrangements with respect to conduct of the Business (as defined herein) in the Territory (as defined herein), (ii) in connection therewith, the Parties agreed that the HK E-Commerce Business (as defined herein) in the Territory shall be conducted by the Company; and (iii) in connection therewith, the Parties agreed that the PRC Business (as defined herein) in the Territory shall be conducted by a new entity incorporated in the PRC, of which Hayao shall ultimately own 65% of its total registered capital and Party A, or a subsidiary thereof, shall ultimately own 35% of its total registered capital (the “PRC Company”).

(B)
The Company is a private company limited by shares and was incorporated in Hong Kong on April 13, 2010. Immediately prior to the date of this Agreement, one (1) Share in the Company has been issued and is fully paid and is held by Party A.

(C)
Pursuant to the Master Agreement, the Company shall allot and issue to Party B, and Party B shall subscribe for, 1.86 newly issued Shares for a cash consideration of HK $ 1.00 (“Party B Share Subscription”);

(D)	Upon completion of the Party B Share Subscription, Party A and Party B will respectively hold 1.00 Share and 1.86 Shares in the Company, representing 35% and 65% of the enlarged issued share capital of the Company respectively. The ownership details of the Company upon the completion of the Party B Share Subscription are set forth on Schedule I attached hereto.

(E)
The Parties are entering into this Agreement in order to record the arrangements that they have agreed will apply to their interests in the Company and to set out certain terms among themselves governing the relationship between them, including the basis on which the Group shall be operated, managed and administered.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
“Affiliate” means, with respect to a Person, any other Person other than a natural person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. For the avoidance of doubt, with respect to Hayao and Party A, the term “Affiliate” shall not include any Person which would have been considered to be Hayao’s and/or Party A’s Affiliate solely due to the common Control of such Person and Hayao and/or Party A, whether directly or indirectly, by a Governmental Entity.
“Ancillary Agreements” means, collectively, the Master Agreement, the IP License Agreement, the Product Supply Agreement, the Services Letter Agreement and the PRC Company Agreements.
“Anti-Corruption Laws” means any Law relating to anti-bribery or anti-corruption (governmental or commercial) that applies to the business and dealings of any Party or the Group from time to time, including (without limitation) the US Foreign and Corrupt Practices Act 1977, as amended, and the rules and regulations promulgated thereunder (the “FCPA”), the PRC Anti-unfair Competition Law and the PRC Criminal Law.
“Articles” means the Memorandum and Article of Association of the Company.
“Blue Hat Applications” means the applications submitted to the competent regulatory authority of China in charge of health food products in the PRC for Blue Hat Registrations.
“Blue Hat Registrations” means all registrations with or market authorizations by the competent regulatory authority of China in charge of health food products in the PRC necessary for the commercial sale of Products that constitute health food products in the PRC.
“Board” or “Board of Directors” means the board of directors of the Company.
“Business” means the following activities:

(a)
manufacturing and/or engaging a third party to contract manufacture Products at facilities within the Territory (Products manufactured in local facilities within the Territory are called “Local Products”);

(b)	purchasing Products wholesale from an Affiliate of Party A for distribution within the Territory;

(c)	purchasing Products in bulk from an Affiliate of Party A and repackaging them at facilities within the Territory for distribution within the Territory;

(Products purchased from an Affiliate of Party A under (b) and (c) above are called “Imported Products”.)

(d)	promoting, marketing, selling and distributing Products, whether through offline or online channels, in the Territory;

(e)	providing after-sale and other auxiliary services within the Territory; and

(f)	other business activities as determined by the Board pursuant to this Agreement and the Articles.
“Business Day” means any day that is not a Saturday, Sunday, public holiday or other day on which commercial banks are required or authorized by Law to be closed in Hong Kong, Beijing or New York.
1“Business Plan” means a rolling business plan for the Group and the PRC Group relating to the then current Financial Year and the succeeding three Financial Years prepared and updated by the management of the Company and approved by the Board annually. For the avoidance of doubt, the Business Plan shall be effective only for the then-current Financial Year and shall provide a directional business and strategic framework for the succeeding Financial Years. The Business Plan as of the date hereof is attached hereto as Exhibit A.
“China” or “PRC” means the People’s Republic of China (but solely for the purposes of this Agreement, excluding Hong Kong, Taiwan and the Special Administrative Region of Macau).
“Companies Ordinance” means the Companies Ordinance (Cap. 32) of Hong Kong.
“Consent” mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Entity.
“Control” (including its correlative meanings, “Controlled” and “Controlled by”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.
“Designated Accounting Firm” means any of the following accounting firms, whose appointment shall require the approval of the Board: Deloitte, Ernst & Young, KPMG or PricewaterhouseCoopers.
“HK E-Commerce Business” means the portion of the Business conducted through and as a result of promoting, marketing, selling and distributing Imported Products in the Territory through cross border e-commerce, meaning all products are shipped directly to consumers in the Territory via free trade zones or from overseas.
“Financial Year” means an accounting period in respect of which the Company prepares its accounts in accordance with the relevant provisions of Companies Ordinance.
“Government Official” means:

(a)	any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Entity;

(b)	any political party or party official or candidate for political office;

(c)	any official, officer, employee, or representative of a public international organizations (as defined in the FCPA); or

(d)	any company, business, enterprise, or other entity owned, in whole or in part, or controlled by, a Governmental Entity or any person described in the foregoing subparagraphs (a) - (c).
“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, and any department or agency thereof.
“Group” means the Group Companies collectively.
“Group Company” means any of the Company and its Subsidiaries.
“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
“Intellectual Property Rights” means all intellectual property and proprietary rights including: (i) all patents and patent applications; (ii) Trademarks; (iii) all copyrights and all applications, registrations and renewals in connection therewith; (iv) all trade secrets, and any other intellectual property rights in Know-how; and (v) the right to sue for past, present and future infringement, dilution, misappropriation and other violations of any of the foregoing.
“IP License Agreement” means the Intellectual Property License Agreement, by and among GNC Intellectual Property Holdings, LLC and General Nutrition Corporation, each as licensors, and the Company and the PRC Company, each as licensees, dated as of the date hereof.
“JV Term” means twenty (20) years starting from the date of this Agreement.
“Know-how” means any information and materials, including but not limited to discoveries, inventory, information, regulatory filings, processes, formulae, data, inventions (whether patentable or not), invention disclosures, know-how and trade secrets (whether patentable or not), including without limitation, all information arising from research and development, all chemical, biochemical, and biological, technical and non-technical data, and information relating to the results of tests, assays, method, and processes, and specifications and/or other documents containing information and related data, and any preclinical, clinical, assay control, manufacturing, regulatory and any other data or information.
“Law” means any applicable national, provincial, state, municipal and local laws, statutes, ordinances, decrees, rules or regulations of any Governmental Entity or any Order.
“Licensed Marks” means the trademarks and service marks of GNC Intellectual Property Holdings, LLC set forth on Schedule I of the IP License Agreement.
“New Securities” means any equity securities of the Company (which for this purpose shall include securities exercisable for, convertible into or exchangeable for equity securities of the Company, any equity or profit participation rights, or any rights, options, or warrants to purchase any of the foregoing issued by the Company subsequent to the date hereof), provided, however, that the term “New Securities” shall not include any of the following: (i) issuances of equity securities to employees, consultants and members of the Board (or similar governing bodies) of the Company or its Subsidiaries in connection with the performance of services in such capacities and made pursuant to any plan adopted by the Board; (ii) the issuance of equity securities in any offering by the Company of its Shares to the public pursuant to applicable Law; (iii) the issuance of equity securities issued for non-cash consideration pursuant to a merger, consolidation, acquisition, joint venture, strategic partnership, or similar business combination approved by the Board which are dilutive to all then existing Shareholders on a pro rata basis; and (iv) the pro rata issuance of equity securities in connection with any stock split, stock dividend, in-kind equity distributions or other similar recapitalization.
“Order” means any judgment, order, decision, writ, injunction, decree, ruling, verdict, determination or arbitration award made, issued or entered by any Governmental Entity.
“Overall Percentage Interest” means, with respect to any Person, the total number of Shares held by such Person, divided by the total number of Shares then outstanding, expressed as a percentage.
“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.
“PRC Business” means the portion of the Business other than the HK E-Commerce Business, including promoting, marketing, selling and distributing Products through retail and other channels in the PRC (other than any cross-border channels).
“PRC Company Agreements” means (i) the Subscription Agreement, dated as of the date of the PRC Closing (as defined in the Master Agreement), by and among Party A, Party B and the PRC Company, (ii) the PRC Joint Venture Contract and (iii) the Asset Transfer Agreement, dated as of the date of the PRC Closing (as defined in the Master Agreement), by and among the PRC Company and the WFOE.
“PRC GAAP” means the generally accepted accounting principles in the PRC.
“PRC Group” means the PRC Group Companies collectively.
“PRC Group Company” means any of the PRC Company and its Subsidiaries.
“PRC Joint Venture Contract” means the Joint Venture Contract, dated as of the date of the PRC Closing (as defined in the Master Agreement), by and among Party A, Party B and the PRC Company.
“Product Supply Agreement” means the Product Supply Agreement by and between General Nutrition Corporation, as supplier, and the Company and the PRC Company, each as purchasers, dated as of the date hereof.
“Products” means vitamins, herbs, minerals, supplements, diet, health, and sports nutrition products, health and nutrition products made from plant, fungi, or animal byproducts or derivatives, traditional Chinese medicine, any other products of the type that GNC offers for sale under a GNC branded channel of distribution (now or in the future) that GNC Intellectual Property Holdings, LLC has the right to provide to the Company and the PRC Company, and any New Products (as defined in the IP License Agreement) approved pursuant to Section 2.06 of the IP License Agreement, in each case, whether in bulk or finished product form.
“Representative” means, in respect of any Person, its director, officer, agent, employee or consultant acting for or on behalf of such Person.
“RMB” means Renminbi, the lawful currency of the PRC.
“Sale of GNC” means any transaction or series of transactions pursuant to which any Person or group of related Persons acquire (i) equity interests in GNC representing a majority of the voting interests in GNC’s Class A common stock or (ii) all or substantially all of GNC’s assets determined on a consolidated basis.
“Services Letter Agreement” means the letter agreement, by and between General Nutrition Corporation, an Affiliate of Party A, and Party B, dated as of the date hereof.
“Share” means an ordinary share in the share capital of the Company.
“Subsidiary” of a Person (the “Subject Person”) means any other Person other than a natural person that is directly or indirectly controlled by the Subject Person.
“Territory” means the PRC.
“Trademarks” all trademarks, service marks, trade dress, trade names, internet domain names, and other indicia of origin together with all goodwill of the business connected with the use thereof and symbolized thereby, and all applications, registrations, and renewals in connection therewith.
“Transfer” means any direct or indirect transfer, giving, assignment, sale, hypothecation, pledge, mortgage, charge or other disposition of, creation or granting of permission to create any encumbrance over, or grant of an option over or any security interest in, all or part of any Share or any interest in any Share, or enter into any agreement, arrangement or understanding in respect of the votes or the right to receive dividends or any other rights attached to any Share, in each case through one or a series of transactions, voluntarily or involuntarily, by operation of law or otherwise.
“US” or “United States” means the United States of America.
“US GAAP” means the generally accepted accounting principles in the United States.
“WFOE” means GNC (Shanghai) Trading Co., Ltd. (健安喜上海贸易有限公司), a company incorporated in the PRC, with unified social credit code 913100005727431338, whose registered office is located at Unit 1001, 1002 and 1005 of Building No. 10, No. 218 Xizang South Road, Huangpu District, Shanghai, China, a wholly owned Subsidiary of the Company.

1.2	Other Defined Terms

(a)	The following terms shall have the meaning defined for such terms in the Sections set forth below:

Annual Compliance Audit	Section 6.1(b)
Annual Dividend	Section 4.2(a)
Arbitration Notice	Section 19.2(a)
Books and Records	Section 6.2(b)
Buy-Sell Proposal	Section 12.2(c)(i)
Buy-Sell Response	Section 12.2(c)(iii)
Company	Preamble
Compliance Audit	Section 6.1(b)
Confidential Information	Section 11.1(a)

Deadlock	Section 3.4(a)
Deadlock Notice	Section 3.4(a)
Defaulting Shareholder	Section 12.2(a)(iv)
Director	Section 3.1(b)
Dispute	Section 19.2(a)
Fair Market Value	Section 12.2(b)(i)
FCPA	Section 1.1
GNC	Preamble
GNC Approved Action	Section 12.2(a)(iv)
GNC Directors	Section 3.1(b)
Group Indemnified Parties	Section 6.8(a)
Hayao	Preamble
Hayao Directors	Section 3.1(b)
HKIAC	Section 19.2(b)
HKIAC Rules	Section 19.2(b)
Imported Products	Section 1.1
Initiation Notice	Section 12.2(b)(i)
Local Products	Section 1.1
Major Matters	Section 3.3(b)
Master Agreement	Recital (A)
Material Breach	Section 12.2(a)(iv)
Non-Defaulting Shareholder	Section 12.2(a)(iv)
Party	Preamble
Party A	Preamble
Party B	Preamble
Party B Share Subscription	Recital (C)
Permitted Transferee	Section 9.2
Pre-Emptive Allocation	Section 9.3(a)

Pre-Emptive Right Holder	Section 9.3(a)
PRC Company	Recital (A)
Proposing Shareholder	Section 12.2(c)(i)
Receiving Party	Section 11.1(a)
Receiving Shareholder	Section 12.2(c)(i)
Resolution Committee	Section 3.4(b)
Shareholder	Preamble
Special Audit	Section 6.1(b)
Transferring Shareholder	Section 9.2

1.3	Interpretation

(a)	For all purposes of this Agreement, except as otherwise expressly herein provided,

(i)	the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular;

(ii)	all accounting terms not otherwise defined herein have the meanings assigned under PRC GAAP;

(iii)	all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement;

(iv)	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(v)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

(vi)	all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement;

(vii)	references to this Agreement and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

(viii)	the term “or” is not exclusive;

(ix)
the ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;;

(x)	the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive;

(xi)
the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

(xii)	the term “voting power” refers to the number of votes attributable to the Shares in accordance with the terms of the Articles;

(xiii)	the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement;

(xiv)
references to Laws include any such Law modifying, re‑enacting, extending or made pursuant to the same or which is modified, re‑enacted, or extended by the same or pursuant to which the same is made; and

(xv)
all references to dollars or to “US$” are to currency of the United States of America and all references to HK$ are to currency of Hong Kong (and each shall be deemed to include reference to the equivalent amount in other currencies).

2.	BUSINESS OF THE GROUP

2.1	Scope and Conduct of Business

(a)	The business of the Group shall be the management and operation of the HK E-Commerce Business within the Territory in accordance with:

(i)	this Agreement, the Ancillary Agreements and the Articles;

(ii)	the Business Plan and annual budget approved by the Board;

(iii)	any business policies of the Group approved by the Board; and

(iv)	applicable Law.

(b)	Subject to Section 2.1(c), each Shareholder shall use all reasonable endeavours to promote and develop the HK E-Commerce Business to the best advantage and in the best interests of the Group.

(c)
Each Shareholder agrees that the HK E-Commerce Business shall be exclusively operated by the Group, and any expansion or development of the HK E-Commerce Business shall only be effected through the Group; provided that (i) GNC and its Affiliates may manufacture, or contract with third parties to manufacture, Products in the Territory for sale outside the Territory and (ii) the foregoing shall not limit the PRC Company or either Shareholder in the operation, expansion and development of the PRC Business through the PRC Company.

2.2	Shareholders’ and Company’s Obligations

(a)
In consideration of the mutual obligations of the Shareholders herein contained, and except as the Shareholders may otherwise agree in writing or save as otherwise provided or contemplated in this Agreement, each Shareholder shall exercise its voting rights and powers available to it to ensure that:

(i)	the Company carries on the HK E-Commerce Business and conducts its affairs in a proper and efficient manner and for its own benefit;

(ii)
the Company complies, and the Directors appointed by that Shareholder under Section 3 (Board of Directors) will (subject to their fiduciary duties to the Company) comply, with the provisions of this Agreement, the Articles and applicable Law and will act in such manner and achieve the full intent and purpose of this Agreement;

(iii)
the HK E-Commerce Business shall be carried on pursuant to the policies set out herein or laid down from time to time by the Board, which shall hold Board meetings in accordance with Section 3.2 (Board Meeting and Quorum) and the Articles; and

(iv)
if the Company requires any approval, consent or license for the carrying on of the HK E-Commerce Business in the places and in the manner in which it is for the time being carried on or proposed to be carried on, the Company will use its commercially best endeavours to maintain the same in full force and effect.

(b)
The Company agrees to comply with all of its obligations under this Agreement, the Articles and applicable Law and each Shareholder and the Company agrees to procure (so far as it is able) that the Group Companies do the same.

2.3	Hayao’s Responsibilities
Hayao, together with its Affiliates, will use commercially reasonable efforts to provide to the Group, among other resources:

(a)	resources, expertise and support necessary for securing Blue Hat Registrations of the Products related to the HK E-Commerce Business;

(b)	access to online distribution channels and a sales and management team;

(c)	professional products and health training to the Group’s dealers and distributors;

(d)	support with respect to government and trade group relations, lobbying efforts and related public relationship efforts; and

(e)	professional nutrition and health advice to the Group’s customers.

3.	BOARD OF DIRECTORS

3.1	Board Composition

(a)
The Company shall be governed by a Board of Directors. The Board shall (subject to matters that are reserved to shareholders under applicable Law and the Articles) be responsible for the overall direction, supervision and management of the Company.

(b)	The Board shall comprise of five (5) directors (each a “Director”), except as otherwise is mutually agreed by the written consent of each Shareholder. The Shareholders agree that Party B shall have the right to appoint three (3) directors (the “Hayao Directors”) and Party A shall have the right to appoint two (2) directors (the “GNC Directors”). Each Director shall be required to have relevant qualifications, background and financial, inventory, management, commercial and other experience with respect to the Business. Party A and Party B shall consult with one another in good faith regarding the selection of Directors to be appointed to the Board. The Chairman of the Board shall be appointed by action of the Board upon the affirmative vote of a majority of the Directors.

(c)
The right of appointment conferred on the appointer(s) under Section 3.1(b) shall include the right of the appointer(s) to remove at any time from office such person appointed by such appointer(s) as a Director and the right of the appointer(s) at any time to replace any Director appointed by such appointer(s), subject always to the provisions of Section 3.1(b).

(d)
Each appointment or removal of a Director pursuant to Sections 3.1(b) and 3.1(c) shall be in writing and signed by or on behalf of the appointer(s) and shall be delivered to the registered office of the Company.

(e)
Subject to applicable Law, each Director shall be entitled to appoint an alternate to serve at any Board meeting, and such alternate shall be permitted to attend all Board meetings and vote on behalf of the director for whom she or he is serving as an alternate.

(f)	Each Shareholder shall use its respective votes in the Company to ensure that the Board is constituted by persons in the manner set out in this Agreement.

(g)
Each Director shall, subject to his fiduciary duties and appropriate confidentiality undertakings by the appointer, be entitled to disclose to his appointer such information concerning the Group as he thinks fit.

3.2	Board Meeting and Quorum

(a)
Any Director may, and the secretary of the Company at the request of a Director or Shareholder shall, convene a Board meeting at any time. Subject to the provisions of this Agreement and the Articles, the Directors may regulate their proceedings as they think fit, provided however that (i) the Board meetings shall be held at least two times (2) per year, (ii) Board meetings shall be held concurrently with, and at the same time as, any meetings of the board of the PRC Company, and (iii) a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors entitled to receive notice of the meeting at least five (5) days before the meeting and a copy of the minutes of the meeting shall be sent to such Directors.

(b)
A meeting of the Board shall only proceed where there are present (whether in person or by means of a conference telephone or another equipment which allows all participants in the meeting to speak to and hear each other simultaneously) a majority of the number of the Directors in office elected in accordance with Section 3.1(b) that includes at least one GNC Director, and the parties shall cause the foregoing to be the quorum requirements for the Board. Notwithstanding the foregoing, if notice of the board meeting has been duly delivered to all Directors of the Board prior to the scheduled meeting in accordance with the notice procedures under this Agreement, and the number of Directors required to be present under this Section 3.2(b) for such meeting to proceed is not present within thirty (30) minutes from the time appointed for the meeting solely because of the absence of the GNC Director(s), the Directors present at the meeting shall adjourn the meeting to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with notice delivered to all Directors at least one day prior to the adjourned meeting and, if at the adjourned meeting, the number of Directors required to be present under this Section 3.2 for such meeting to proceed is not present within thirty (30) minutes from the time appointed for the meeting solely because of the absence of the GNC Director(s), then the presence of the GNC Director(s) shall not be required at such adjourned meeting solely for purpose of determining if a quorum has been established.

3.3	Voting and Resolutions in Writing

(a)	On a vote of the Board, each Director will have one vote. Subject to Section 3.3(b), the Board may approve or take any action upon the affirmative vote of a majority of the Directors.

(b)	The approval of the Board, including an affirmative vote of both GNC Directors, shall be required for the following matters (“Major Matters”):

(i)	any change of Control of any Group Company, including any sale of a majority of any Group Company’s equity interests or a majority of its consolidated assets;

(ii)	any public offering of any Group Company;

(iii)
acquisitions and dispositions by any Group Company involving an amount exceeding $15,000,000 (whether by one transaction or by a series of related transactions, including any series of related transactions with any PRC Group Company);

(iv)
the commencement of or consent to any proceeding seeking (A) to adjudicate any Group Company as bankrupt or insolvent, (B) liquidation, winding up, dissolution, reorganization, or other arrangement under applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (C) the entry of an Order for relief or the appointment of a receiver, trustee, or other similar official for the Group Company or for any substantial part of its property;

(v)
any agreements, arrangements or understandings to be entered into by any Group Company with either Shareholder or its Affiliates, except (i) the Ancillary Agreements, (ii) transactions contemplated by the Business Plan, (iii) as set forth on Schedule II hereto, (iv) those relating to ordinary course of business transactions at arm’s length with aggregate payments (including any payments to any PRC Group Company) below $15,000,000; and (v) those relating to transactions outside of the ordinary course of business with aggregate payments (including any payments to any PRC Group Company) below $1,000,000;

(vi)	adoption of the Business Plan, and any deviation from or amendment of the Business Plan involving an amount exceeding 10% of the estimated figure of the then year;

(vii)	any capital calls on the parties;

(viii)	any creation, allotment, issuance, redemption or repurchase of any share or grant of any options over, or any other right in respect of, any share of any Group Company;

(ix)
except as set forth in Section 4.2, make any declaration or payment of a dividend or other distribution (whether in cash, stock or in kind) or any reduction of, or other change to, the paid-up share capital of any Group Company;

(x)	other than in the ordinary course of business, any creation of any encumbrance over the shares, assets or undertaking of any Group Company;

(xi)
entering into any material joint venture, partnership or agreement or arrangement for the sharing of profits or assets, other than such agreements entered into in the ordinary course of business or on arm’s length basis;

(xii)	material changes in the nature or business of any Group Company.

(c)
Resolutions of the Board may be passed by unanimous written resolution signed by all of the Directors. Such resolution in writing will be as valid and effective for all purposes as a resolution of Directors duly passed at a meeting of the Board duly convened, held and constituted. A resolution in writing may consist of several documents in original or facsimile in the like form each signed by one or more Directors.

3.4	Deadlock and Resolution Committee

(a)
A “Deadlock” will be constituted under this Agreement if (i) the required affirmative votes for any Major Matter cannot be obtained at three Board meetings (for purposes of clarification, this shall not be satisfied by failure to receive the required affirmative votes at a Board meeting which is adjourned and then the Board meeting to which the original meeting was adjourned) in a row on the same proposal, and (ii) either Shareholder has given a written notice (the “Deadlock Notice”) to the other Shareholder within ten (10) days following the end of the second Board meeting setting out its position on the matter in dispute and its reasons therefor.

(b)
If any Deadlock arises pursuant to Section 3.4(a), each Shareholder shall, within ten (10) days of issue of the Deadlock Notice promptly appoint two representatives from each of GNC and Hayao, respectively, who are, if possible, senior to the GNC Directors or the Hayao Directors, to form a resolution committee (the “Resolution Committee”) to deal with the Deadlock and shall notify the other Shareholder of such appointment. The Resolution Committee shall enter into reasonable, good faith negotiations and make their best efforts to find a solution for the Deadlock within thirty (30) days of the issue of Deadlock Notice.

(c)	The Parties shall continue to perform their obligations under this Agreement during the period of Deadlock.

3.5	Committees

(a)
The Board may establish such committees as it deems appropriate. The composition, power, responsibilities and rules of procedures of such committees shall be determined by the Board, subject to (i) the other requirements under this Agreement and the Articles as to Major Matters and (ii) the right of the GNC Directors and the Hayao Directors, respectively, to be proportionally represented on any such committees.

3.6	Expenses

(a)	Subject to Section 3.6(b), no Director shall be entitled, except in such Director’s capacity as an employee of an applicable Group Company or PRC Group Company, to receive any remuneration by way of salary, commission, fees or otherwise in relation to the performance of their duties as Directors.

(b)
The Company will promptly pay or reimburse each Director for all reasonable out-of-pocket expenses incurred in connection with attending Board or committee meetings and otherwise performing their duties as Directors or committee members.

3.7	Director & Officer Liability Insurance

(a)
The Company shall purchase, and maintain at all times, director and officer liability insurance (with the amount of the coverage determined by the Board) for the benefit of all Directors and officers of the Company.

4.	MANAGEMENT AND OPERATIONS; DIVIDENDS

4.1	Management

(a)	The Company shall set up a management organization responsible for its daily operations and management under the supervision of the Board.

(b)
There shall be one Chief Executive Officer, one Chief Financial Officer and other management positions determined by the Board. Party A shall have the right to appoint the Chief Financial Officer following reasonable consultation with Party B. Party B will have the right to appoint the Chief Executive Officer following reasonable consultation with Party A.

4.2	Dividends

(a)
On the last business day of March, the Company shall, to the extent legally permissible, announce dividends to each Shareholder on a pro rata basis in accordance with the number of Shares held by such Shareholder as compared to the total number of outstanding Shares (each an “Annual Dividend”), which Annual Dividends shall be issued and paid as promptly as possible following each such announcement out of the net profits of the Company for the immediately preceding fiscal year period and making adjustments for the appropriate reserves as reasonably determined by the Board.

5.	CORPORATE GOVERNANCE OF THE COMPANY’S SUBSIDIARIES

(a)
It is agreed that the total number of directors and the right to appoint, dismiss or nominate directors and management personnel of the Company’s Subsidiaries shall be the same as set out in Section 3.1, and the rights set out in Section 3.3 shall be applied in respect of all of the Company’s Subsidiaries, mutatis mutandis, to the extent applicable and permissible under Laws of the jurisdiction where such Subsidiaries are incorporated.

6.	COVENANTS

6.1	Conduct of Business

(a)	Except as otherwise expressly required or permitted under this Agreement or with the prior written consent of the Shareholders, the Company shall at all times:

(i)
procure that each Group Company properly manages its business, makes no change in the nature of its business, complies with all Laws applicable to it in respect of the conduct of its business, carries on its business only in the ordinary course, takes all reasonable steps to preserve and protect its assets and goodwill, including its relationships with customers, distributors and suppliers and obtains and maintains in full force and effect all licences, consents and authorisations required for the conduct of the whole or any part of its business and ensure that the HK E-Commerce Business is effected only through the Group Companies;

(ii)	develop its business in accordance with the Business Plan and annual budget;

(iii)
insure and keep insured at all times with reputable insurers the insurable assets and undertakings of the Group to the extent, in the amounts and against the risks which a prudent comparable company carrying on a business of the same kind as the Group would insure (such insurance to include cover in accordance with Section 3.7(a) against any liability of the directors of any Group Companies and their respective alternates in the lawful performance of their respective duties) and use commercially best efforts not to do anything or, as far as practicable suffer anything to be done whereby any such insurance policies shall become void or voidable or an increased premium thereon shall become payable;

(iv)
maintain effective and appropriate control systems in relation to the financial, accounting, tax and record keeping functions of the Group and conduct such internal audits into its operations and management as the Board directs, to be led by an internal controller in conjunction with the Company’s auditors at the time;

(v)
cooperate with any Compliance Audit and provide all reasonable information and assistance requested upon an investigation or inquiry by a Governmental Entity directed to any Party or any Group Company; and

(vi)	take such reasonable steps as is necessary or advisable to protect any confidential information of the Group.

(b)
The Company shall conduct an annual compliance audit on the Group Companies (an “Annual Compliance Audit”) and each Shareholder shall have the right to request one (1) additional compliance audit on any or all Group Companies (a “Special Audit” and together with the Annual Compliance Audit, the “Compliance Audits” and each a “Compliance Audit”) upon reasonable prior written notice to the Company, provided that such Shareholder can show reasonable cause necessitating such Special Audit. Any Compliance Audit for the Group Companies shall also cover the PRC Group Companies. The Group Companies shall cooperate fully with Special Audits, the scope, method, nature, and duration of which shall be at the sole reasonable discretion of the requesting Shareholder. All of the costs, fees and expenses in connection with (i) the Annual Compliance Audit shall be borne by the Company and (ii) any Special Audit shall be borne by the requesting Shareholder.

6.2	Compliance with Laws

(a)
The Shareholders shall procure the Company to, and the Company shall procure the Group Companies to: (1) conduct their respective business in compliance with all applicable Laws, including but not limited to Laws regarding (i) foreign investments, corporate registration and filing, customs administration, foreign exchange, taxation and e-commerce; (ii) importing, exporting, manufacturing, packaging, labelling, registration, advertising and selling of Products; (iii) Intellectual Property Rights; and (iv) labor and social welfare; (2) obtain, make and maintain in effect, all Consents from the relevant Governmental Entity or other Person required in respect of the due and proper establishment and operations of each Group Company in accordance with applicable Laws and (3) adopt, implement, provide training on and enforce a customary and appropriate written anti-corruption compliance program reasonably designed by the Company and approved by the Shareholders (such approval not to be unreasonably withheld, conditioned or delayed) to ensure compliance with the representations in this Section 6.2 and the Anti-Corruption Laws, including establishment of a mechanism for employees and others to report Anti-Corruption Law related concerns to the Business.

(b)
Without limiting the generality of Section 6.3(a), the Company shall procure that none of the Group Companies shall, and the Shareholders shall cause each Group Company not to, and the Shareholders shall ensure that its and their respective Affiliates and its respective Representatives shall not, directly or indirectly, (i) offer or give anything of value to any Government Official with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such Person, assisting any Group Company in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment to assist any Group Company in obtaining or retaining business, (ii) take any other action in violation of any Anti-Corruption Laws, (iii) permit any Government Official to serve in any capacity within any Group Company, including as a director, employee, officer or consultant, unless the Board has established reasonable and appropriate policies to assure that the appointment of such Government Official to serve in such capacity within the relevant Group Company is in compliance with applicable Anti-Corruption Laws; or (iv) establish or maintain any fund or assets in which any Group Company has proprietary rights that have not been recorded in the books, records, and accounts of such Group Company (the “Books and Records”). For the avoidance of doubt, employees of Hayao or its Subsidiaries may serve as directors, employees, officers or consultants of a Group Company, provided that such employee receives a salary and employment benefits from Hayao or such Subsidiary and/or the Group Companies commensurate with such employee’s qualifications, role and responsibilities.

(c)
Without limiting the generality of Section 6.3(a), the business of the Group shall be conducted at all times in compliance with applicable financial record keeping and reporting requirements and money laundering Laws in Hong Kong, the PRC and all other jurisdictions in which any Group Company conducts its business.

(d)
Without limiting the generality of Sections 6.2(a) through 6.2(c), the Shareholders represent and warrant that they have maintained and will continue to maintain complete and accurate Books and Records related to the Group Companies, including complete records of all payments to third parties, Government Officials, and Government Entities, in accordance with PRC GAAP.  The Group Companies shall maintain, for a period of five (5) years after the expiration or termination of the Business, all Books and Records relating to (i) the Group Companies’ performance under this Agreement and (ii) the operation of the Business.

(e)
The Shareholders represent and warrant that, in connection with the Group Companies and the Business, the Parties understand, have complied in all material respects with, and will continue to comply with the Anti-Corruption Laws.

(f)	Neither the Shareholders nor the Group Companies will make political or charitable contributions in connection with the Group Companies without prior written approval of the each Shareholder.

(g)
Each Shareholder shall, and shall procure the Company to, promptly notify the other Parties in writing if it should learn of any violation of or investigation related to the Anti-Corruption Laws or the representations and warranties in this Section 6.2 by any Party in any way related to any Group Company, including by any directors, officers, or employees, or third parties affiliated with or conducting the Business on behalf of the Shareholder or any Group Company.

6.3	Licensing and Supply

(a)
GNC Intellectual Property Holdings, LLC will grant to the Company and the PRC Company an exclusive, royalty-bearing sub-licensable license to use (i) the Licensed Marks in the Business and (ii) certain know-how and technology, as more specifically set forth in and subject to the terms and conditions of the IP License Agreement.

(b)
General Nutrition Corporation will provide certain services and support on an as needed basis at cost to the Company and the PRC Company, as more specifically set forth in and subject to the terms and conditions of the Services Letter Agreement.

(c)
General Nutrition Corporation, the Company and the PRC Company will enter into an exclusive supply arrangement with respect to Imported Products in the Territory, as more specifically set forth in and subject to the terms and conditions of the Product Supply Agreement.

6.4	Commercialization of the Licensed Marks

(a)
The Company, together with the PRC Company, Hayao and its Affiliates, shall use best efforts to engage in commerce under the Licensed Marks in the Territory in accordance with the terms of the IP License Agreement and the Product Supply Agreement, including by producing or procuring the production of Local Products in the Territory, and by the marketing, advertising, promotion, distribution, offering for sale, sale and the provision of customer service with respect to the Products in the Territory.

6.5	Exclusivity in the Territory

(a)
The Parties agree that the Group shall have the exclusive jurisdiction of the HK E-Commerce Business in the Territory during the JV Term. Other than the revenue arising from sales through www.gnc.com as described in Section 6.5(b) below, all revenue and income arising from: (i) orders shipped to consumers residing in the Territory, and (ii) orders originated from consumers residing in the Territory, in each case through whatever method (online or offline) shall belong to the Group or the PRC Group, as applicable.

(b)
Notwithstanding anything to the contrary herein or in the IP License Agreement, General Nutrition Corporation may continue to sell Products on a passive basis to consumers based within the Territory through www.gnc.com for a period of nine (9) months following execution of this Agreement. During such time, General Nutrition Corporation will use commercially reasonable efforts to redirect consumers based within the Territory from www.gnc.com to www.gnc.com.cn and, if General Nutrition Corporation is unable to redirect consumers based within the Territory, General Nutrition Corporation may sell Products to such consumers through www.gnc.com but shall pay a 15% royalty to the Company on its Net Sales (as defined in the IP License Agreement) of such Products, which shall be payable in a lump sum within fifteen (15) Business Days following the end of the month in which such nine (9) month period expires.

6.6	Blue Hat Applications and Blue Hat Registrations

(a)	Hayao and/or its Affiliates shall use commercially reasonable endeavours to assist the Company with the preparation work for Blue Hat Applications of Imported Products.

(b)	The costs and expenses associated with Blue Hat Applications for Imported Products shall be borne by the Company.

6.7	Stock Incentive Plan

(a)	The Company may adopt a stock incentive plan for employees of the Group with the prior approval of the Board.

6.8	Bankruptcy Indemnification

(a)
GNC and Party A shall indemnify and hold harmless the Group Companies and their respective Representatives (collectively, the “Group Indemnified Parties”) from any and all losses, damages, claims, demands, actions, judgments, fines, costs, disbursements and expenses (including reasonable attorney’s fees) actually incurred by the Group Indemnified Parties arising out of or resulting from any bankruptcy proceeding of GNC and/or its Affiliates, including without limitation, bankruptcy avoidance litigation against any Group Company, litigation related to the rejection of any of the Ancillary Agreements or from a breach of any of the Ancillary Agreements by GNC and/or its Affiliates.

7.	INFORMATION RIGHTS AND ACCOUNTING

7.1	Information to be Provided to Shareholders

(a)	The Company shall prepare and provide to each Shareholder copies of the following:

(i)
the audited consolidated annual financial statements and annual report of the Company for each Financial Year as soon as they are available and in any event within ninety (90) days of the end of the relevant Financial Year;

(ii)
within forty-five (45) days after the end of each quarter (except the fourth quarter) of each Financial Year, quarterly management accounts of the Group Companies, which shall include a consolidated profit and loss account, balance sheet and cash flow statement with reasonable details and forecasts for the balance of the relevant Financial Year; and

(iii)
within thirty (30) days after the end of each month of each Financial Year, (i) monthly major operating data reports of the Group Companies; and (ii) monthly management accounts with financial analysis of the Group Companies, which shall include a consolidated profit and loss account, balance sheet and cash flow statement with reasonable details.

All financial statements shall include a balance sheet, income statement and statement of cash flows prepared by a Designated Accounting Firm in accordance with Hong Kong Laws on a basis consistent with PRC GAAP, with a reconciliation to US GAAP with respect to clauses (i) and (ii) above.

(b)
The Company shall furnish to each Shareholder, (i) as soon as practicable and in any event within fifteen (15) days after each meeting of the Board or the passing of any resolution by the Board, copies of any board papers tabled at such meeting, minutes of such meeting and any signed resolutions; (ii) promptly upon request, such information regarding the business, prospects, financial condition, operations, property or affairs of the Company, in each case as any Shareholder may reasonably request; (iii) prompt written notice of all actions, suits, litigation, claims, proceedings, investigations and inquiries that could adversely affect the Company, if any; and (iv) copies of all documents or other information sent to any Shareholder.

(c)
Within two (2) months prior to each Financial Year, the Company shall prepare the Business Plan and annual budget of the Company for the coming Financial Year and submit to the Shareholders for review.

7.2	Access Rights of Shareholders

(a)	A Shareholder and its Representatives shall at all times be given reasonable access by the Company on reasonable notice to:

(i)	inspect the assets (including the premises) of each Group Company;

(ii)	inspect and take copies of documents relating to the business of the Group Companies, including the statutory registers and books of account of each Group Company available to the Company; and

(iii)
discuss the business, operations and conditions of the Group Companies with their respective directors, officers, employees, accountants, legal counsel and investment bankers, during normal business hours, as the Shareholder reasonably requires to monitor its investment in the Company, provided that, if any information is given to one Shareholder, the Company shall also ensure that such information is given to the other Shareholder.

7.3	Accounting

(a)
Each Group Company shall keep Books and Records in reasonable detail, which accurately and fairly reflect its transactions and dispositions of assets. The Books and Records shall be maintained in RMB and in accordance with PRC Laws and the PRC GAAP.

(b)	The accounts of the Company and of each other Group Company shall be audited annually by a Designated Accounting Firm.

(c)	Each Group Company shall devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)	transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization;

(ii)	transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets; and

(iii)	actual assets, and recorded assets (and related accounting values) are compared at reasonable intervals and appropriate action is taken to address any inconsistencies.

(d)
At the end of each quarter of each Financial Year, the Chief Financial Officer shall prepare the quarterly accounts, including a balance sheet, profit and loss statement, changes in equity and cash flows, of the Company in accordance with Hong Kong Laws on a basis consistent with PRC GAAP, with a reconciliation to US GAAP.

8.	INTELLECTUAL PROPERTY RIGHTS

8.1	Ownership

(a)
Each Party shall have sole ownership of the Intellectual Property Rights solely conceived, generated, created or otherwise made by or on behalf of such Party. Prior to entering into any joint development of Intellectual Property Rights among the Parties, such Parties shall come to an agreement on ownership and use right with respect to such Intellectual Property Rights, with the intention of vesting ownership of such Intellectual Property Rights in the Party that contributes more to such joint development, and a non-exclusive, worldwide license to the other Party.

(b)
The developments and improvements made by a Party to the Intellectual Property Rights owned by any other Party (or, as applicable such other Party’s Affiliates) shall belong to such other Party (or its applicable Affiliate or designee).  “Improvements” means, with respect to Know-how and technology, any derivative works based upon, improvements or enhancements to, or modifications of such Know-how or technology, whether or not patentable.

8.2	Trademarks

(a)
Neither the Company, the PRC Company or Hayao, nor any of Hayao’s Affiliates, shall have any right, title or interest in the Licensed Marks, except for the rights granted to the Company and the PRC Company in the IP License Agreement. Except as permitted in the IP License Agreement, neither the Company, the PRC Company or Hayao, nor any of Hayao’s Affiliates, shall use or seek to register any Trademarks of GNC and its Affiliates (or any Trademarks confusingly similar thereto) anywhere in the world, nor shall they oppose, challenge or seek the cancellation of any such Trademarks of GNC or any of its Affiliates.

8.3	Know-how

(a)
The Company agrees that all Know-how licensed, made available or disclosed by GNC and/or its Affiliates to the Company is solely for the Company’s use in the manufacture of Local Products in the Territory (to the extent such actions are part of the HK E-Commerce Business) and shall remain the property of GNC, and that the Company will take all reasonable care to keep any and all such information confidential.

9.	TRANSFERS

9.1	Transfer Restrictions

(a)
Neither Shareholder (including for the avoidance of doubt, any Permitted Transferee thereof) may Transfer or offer or agree to Transfer all or any part of the Shares or any interest therein or other interest in the Company except:

(i)	with the prior written consent of the other Shareholder, which consent shall not be unreasonably withheld, conditioned or delayed;

(ii)	to a Permitted Transferee in accordance with Section 9.2;

(iii)	pursuant to any Sale of GNC; and

(iv)	pursuant to any Transfer of the publicly traded equity interests of GNC or Hayao.

Notwithstanding anything to the contrary hereunder, (no Shareholder may Transfer all or part of its Shares in the Company pursuant to clause (i) or clause (ii) of this Section 9.1(a) to a competitor of the Company, the other Shareholder or its shareholders.

(b)
Each Party agrees not to circumvent or otherwise avoid the Transfer restrictions or intent thereof set forth in this Agreement, whether by holding the Shares of the Company indirectly through another Person (including a holding company) or by causing or effecting the Transfer of any Shares by any such Person (including a holding company), or otherwise. Any purported Transfer of any Shares by any Shareholder in contravention of this Agreement shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Party shall recognize any such Transfer.

(c)
Any Shareholder ceasing to hold, directly or indirectly, any Shares as a result of a Transfer of the Shares made in accordance with Section 9 (other than to Permitted Transferees) will cease to benefit from and to be bound by this Agreement (except for the obligations set forth in Section 11.1 hereto), provided that nothing herein shall relieve any Shareholder of liability for any breach of this Agreement prior to such Transfer.

9.2	Permitted Transfers
Without limiting the generality of Section 9.1, a Shareholder (a “Transferring Shareholder”) may Transfer all or some of its Shares to, in the case of Party A, to GNC’s Controlled Affiliates, or, in the case of Party B, to Hayao’s Controlled Affiliates (each a “Permitted Transferee”) at any time on giving prior written notice to the other Shareholder, copied to the Company, provided that:

(a)	the Permitted Transferee shall first have entered into a Deed of Adherence in the form set out in Schedule 1;

(b)
following the Transfer of Shares to a Controlled Affiliate in accordance with this Section 9.2, the original Transferring Shareholder (but not a subsequent transferor in a series of Transfers to Controlled Affiliates) shall remain as a party to this Agreement and shall be jointly and severally liable with the Permitted Transferee under this Agreement as if it were still a Shareholder in respect of the Shares Transferred by it;

(c)	for the purpose of Sections 3.1(b), 3.4, 6.1(b), 7.1, 7.2, 11.3 and 12.2, a Transferring Shareholder and its Permitted Transferees shall be deemed as one Person; and

(d)
if the Permitted Transferee ceases to be a Controlled Affiliate of the Transferring Shareholder, the Permitted Transferee shall prior to such cessation Transfer all the Shares held by it to the Transferring Shareholder or to another Controlled Affiliate of that Transferring Shareholder in accordance with and as permitted by this Agreement.

9.3	Pre-Emptive Rights

(a)
Each Shareholder (for the purpose of this Section 9.3, each a “Pre-Emptive Right Holder”) shall have the right to purchase such Pre-Emptive Right Holder’s Overall Percentage Interest (for the purpose of this Section 9.3, the “Pre-Emptive Allocation”), or any lesser number elected by such Pre-Emptive Right Holder, of any New Securities that the Company may, from time to time, propose to sell and issue.

(b)	In the event the Company proposes to undertake an issuance of New Securities, it will give each Pre-Emptive Right Holder written notice of such issuance (which notice shall be delivered at least twenty (20) days prior to such issuance), describing the New Securities and the price and terms upon which the Company proposes to issue the same, and setting forth the number of shares or other number of New Securities which such Shareholder is entitled to purchase pursuant to such Shareholder’s Pre-Emptive Allocation and the aggregate purchase price therefor. Each Pre-Emptive Right Holder will have fifteen (15) days from the date of delivery of any such notice from the Company to agree to purchase a specified portion of such New Securities up to such Shareholder’s Pre-Emptive Allocation, for the price and upon the terms specified in the notice (provided, however, that the Pre-Emptive Right Holders shall be entitled to pay cash in lieu of any non-cash consideration) by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c)
In the event that after said fifteen (15) day period there exists any amount of New Securities that have not been purchased pursuant to this Section 9.3, the Company will have one hundred twenty (120) days thereafter to sell such unpurchased New Securities to one or more third party purchasers, at a price and upon such other terms no more favourable to the purchasers thereof than those specified in the Company’s notice. In the event the Company has not sold such New Securities within said 120-day period, the Company will not thereafter issue or sell any New Securities without first offering such New Securities to each Pre‑Emptive Right Holder in the manner provided above.

(d)
The closing of any sale of New Securities shall be on the date set forth in the notice provided by the Company pursuant to Section 9.3(b); provided, however, that such date shall be extended as to any participating Pre-Emptive Right Holder for up to forty (40) days (or such longer period as may be approved by the Company, which approval shall not be unreasonably delayed or withheld) for purposes of obtaining any necessary approvals from Governmental Entities. The exercise or non-exercise of the rights of the Pre-Emptive Right Holders under this Section 9.3 shall not adversely affect their rights to participate in subsequent offerings of New Securities subject to Section 9.3.

(e)
In the event applicable Law or Governmental Entities or Government Officials with competent jurisdiction over the Company or the PRC Company prevents or restricts a Shareholder from acquiring New Securities of the Company or the PRC Company, as applicable, the Parties shall work together in good faith to develop an equitable solution to such restriction, and the rights (including economic and voting rights) of the affected Shareholder in the Company or the PRC Company, as applicable, shall not be altered as a result of such restriction without such Shareholder’s prior written consent.

10.	WARRANTIES

10.1	Warranties of the Parties
Each Party severally represents and warrants to each other Party as follows:

(a)	Such Party is duly organized and validly existing under the Laws of the place of its establishment or incorporation;

(b)
Such Party possesses the full power, capacity and authority to enter into this Agreement and to perform its obligations hereunder. The representative signing this Agreement on behalf of such Party (if any) is fully authorized to sign this Agreement by a valid power of attorney, board resolution or the relevant constitutive documents of such Party;

(c)	Upon the effective date of this Agreement, this Agreement shall constitute the legal, valid and binding obligations of such Party;

(d)
Neither the execution of this Agreement by such Party, nor the performance of its obligations hereunder, will conflict with, or result in a breach of, or constitute a default under, any provision of its articles of incorporation, business license, by-laws or other constitutive documents (if any), or any Law, rule, regulation, authorization or approval of any Governmental Entity, or of any contract or agreement to which it is a party or is subject;

(e)
No Consent of, with or to any Person is required to be obtained or made by such Party (whether solely or jointly with the other Party or Parties) in connection with the execution, delivery and performance of this Agreement; and

(f)
There is no lawsuit, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the best of such Party’s knowledge, threatened, against it with respect to the subject matter of this Agreement or contracts related hereto or that would affect in any way its ability to enter into or perform this Agreement or any such related contracts.

11.	ANNOUNCEMENTS AND CONFIDENTIALITY

11.1	General Obligation

(a)
Each Party undertakes to the other Parties that it shall not disclose, and that it shall cause that its respective Representatives, Affiliates or Affiliates’ Representatives do not disclose, to any third party any Confidential Information without the prior written consent of the concerned Party, or use any Confidential Information in such manner that is or is reasonably likely to be detrimental to the concerned Party. The Party receiving the Confidential Information (the “Receiving Party”) on its own behalf and on behalf of each of its Representatives, Affiliates and Affiliates’ Representatives agrees to comply in full with the confidentiality obligations set forth herein and to undertake and ensure that, by its actions, neither the Receiving Party nor any of its Representatives to whom Confidential Information may be disclosed by the Receiving Party will breach the terms of the confidentiality obligations assumed herein and that the Receiving Party will be liable for any breach by its Representatives of the confidentiality obligations hereunder. The term “Confidential Information” means, (a) any information concerning the organization, business, technology (including Know-how), formulas, investment, finance, transactions, marketing plans and strategies or affairs of any Party or its Affiliates or any Group Company or any of their respective directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement); (b) the terms of this Agreement, and the identities of the Parties and their respective Affiliates; and (c) any other information or materials prepared by a Party or any Group Company or its Representatives that contains or otherwise reflects, or is generated from, information in (a) and (b).

11.2	Exceptions
The provisions of Section 11.1 shall not apply to:

(a)
disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of the Representatives in violation of this Agreement;

(b)
disclosure by a Party to a Representative, an Affiliate or an Affiliate’s Representative; provided that such Person (i) is under a similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality;

(c)
disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange on which the shares of a Party or its parent company are listed, or under the terms of any debt instrument issued by such Party (provided, however, that the Party obtains an agreement from the debt holder to hold such matters confidential or is otherwise acting under the terms of registered bonds) or by applicable Law or any Governmental Entity with authority or jurisdiction to require such disclosure, or in connection with any judicial or arbitral process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; or

(d)
disclosure to the extent required in connection with a bona fide financing or other corporate transaction of a Party (and provided that the Party obtains an agreement from the party to whom it intends to disclose such information to hold such matters confidential or is otherwise acting in conformity with custom and practice of a “roadshow”).

11.3	Publicity

(a)
Except as required by applicable Law in the reasonable opinion of legal counsel of a Party, by any Governmental Entity, by any relevant stock exchange on which the shares of a Party or its parent company are listed or otherwise agreed by all the Parties, no publicity release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party without the prior written consent of all the other Parties. Each Party shall have the right to review and comment on any such publicity release or public announcement of each other Party within a reasonable time prior to making any such publicity release or public announcement.

11.4	Term of Confidentiality Obligations

(a)	The confidentiality obligations set forth in this Section 11 shall survive the termination of this Agreement for two (2) years.

12.	TERM, TERMINATION AND LIQUIDATION

12.1	Term
This Agreement takes effect on the date of this Agreement and shall continue until terminated in accordance with Section 12.2.

12.2	Termination

(a)	Circumstances for termination

(i)	This Agreement shall terminate upon mutual consent in writing of the Shareholders.

(ii)	This Agreement shall automatically terminate upon the expiry of the JV Term unless the JV Term has been extended upon unanimous approval by the Board.

(iii)	If a Shareholder or the Company, as the case may be, commits a Material Breach, the Non-Defaulting Shareholder (as defined below) shall have the right to terminate this Agreement and the PRC Joint Venture Contract after ninety (90) days’ prior written notice to the Defaulting Shareholder (as defined below) and the Company unless the breach is cured within said ninety (90) days.

(iv)	For the purpose of Section 12.2(a)(iii), “Material Breach” means any of:

(A)
an uncured breach of the Company’s corporate governance obligations and procedures as described in Sections 3 and 4 of this Agreement by any Shareholder that, individually or in the aggregate with any other such uncured breaches, has an adverse and material effect on the Business or the other Shareholder;

(B)
a material uncured breach of the provisions of this Agreement or the Ancillary Agreements concerning the use and protection of GNC’s Intellectual Property Rights (it being understood that, to the extent “material breach” or “Material Breach” is defined in an Ancillary Agreement, such definition shall be the standard of a “material breach” in this provision with respect to such Ancillary Agreement);

(C)	any breach of this Agreement or the Ancillary Agreements that causes damages to GNC in excess of $15,000,000;

(D)	any breach of the restrictions on Transfers by any Shareholder;

(E)	any wilful material deviation from the Company’s Business Plan by any Group Company that has an adverse and material effect on the Business;

(F)
a criminal conviction against, or entry into a material deferred prosecution or non-prosecution agreement by, any Shareholder or any Group Company under the Anti-Corruption Laws of the United States, Hong Kong, the Territory or any other country in which such party conducts business (it being understood that the Company may not conduct business outside Hong Kong and the Territory and, as of the date hereof, Party B does not conduct business outside of the foregoing jurisdictions); or

(G)	any breach of the PRC Company Agreements that constitutes a “Material Breach” under the PRC Joint Venture Contract, where, (x) in the event of a breach by a Shareholder or its Affiliates (other than the Group Companies), such Shareholder shall be the “Defaulting Shareholder” and the other Shareholder shall be the “Non-Defaulting Shareholder”; and (y) in the event of a breach by the Company or any other Group Companies, if such breach is caused by one Shareholder (or the Directors appointed by such Shareholder), such Shareholder shall be the “Defaulting Shareholder” and the other Shareholder shall be the “Non-Defaulting Shareholder”; provided that, for so long as Party B or its Affiliates have the right to appoint a majority of the Directors or otherwise Control the Company, except with respect to a GNC Approved Action, failure by Party B or its Affiliates to take action reasonably necessary to cause the Company to cure any breach within ninety (90) days of receipt by Party B of notice of such breach, Party B shall be deemed to have caused such breach. A “GNC Approved Action” means any breach caused by an action or inaction that was expressly approved by the Board (including the express approval of at least one GNC Director) or in writing by GNC.

(b)	Effect of termination as a result of Material Breach

(i)
The Non-Defaulting Shareholder shall have the right to purchase from the Defaulting Shareholder all Shares then held by such Defaulting Shareholder (and its Permitted Transferees) at fair market value (“Fair Market Value”) by serving a written notice (“Initiation Notice”) to the Defaulting Shareholder.

(ii)
The Shareholders shall attempt in good faith to agree on the Fair Market Value within thirty (30) days after the Defaulting Shareholder’s receipt of the Initiation Notice. If the Shareholders are unable to agree on the Fair Market Value within the aforementioned 30 day period, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by agreement of the Shareholders or, if they cannot agree on an appraiser within sixty (60) days after the Defaulting Shareholder’s receipt of the Initiation Notice, each Shareholder shall select an appraiser of internationally recognized standing and such appraisers shall designate another appraiser of internationally recognized standing, whose appraisal shall be determinative of the Fair Market Value. The cost of such appraisal shall be shared equally by the Shareholders. Notwithstanding clause (iii) below, for the avoidance of doubt, the Fair Market Value shall be calculated in any event with the assumption that the Ancillary Agreements are in full force and effect and the Group is maintained as a going concern.

(iii)
Except as otherwise agreed by Party A, each of the Ancillary Agreements shall terminate automatically in the event this Agreement is terminated as a result of a Material Breach by Party B and/or the Company.

(c)	Effect of termination under other circumstances

(i)
In the event of termination of this Agreement pursuant to Section 12.2(a)(ii), either Shareholder (the “Proposing Shareholder”) may notify the other Shareholder (the “Receiving Shareholder”) of the intention by the Proposing Shareholder to purchase all of the Shares held by the Receiving Shareholder (and its Permitted Transferees) by written notice (such notice, the “Buy-Sell Proposal”).

(ii)
Such Buy-Sell Proposal shall include (1) a valuation of the Company on a cash-free, debt-free basis, (2) an implied equity value of the Company based on the valuation in clause (1) and with the assumption that the Ancillary Agreements remain in full force and effect and that the Group is maintained as a going concern, (3) the proposed purchase price for all of the Shares held by the Receiving Shareholder based on such valuation, and (4) other material terms and conditions of such proposed acquisition, including draft definitive documentation in a form pursuant to which the Proposing Shareholder is prepared to execute such proposed acquisition.

(iii)
Following receipt of the Buy-Sell Notice, the Receiving Shareholder shall have thirty (30) days to notify the Proposing Shareholder of either (1) the Receiving Shareholder’s acceptance of the Proposing Shareholder’s offer or (2) that the Receiving Shareholder intends to acquire all of the Shares held by the Proposing Shareholder for a purchase price calculated based on the implied equity value of the Company set forth in the Buy-Sell Proposal and on the same terms and conditions as those set forth in the Buy-Sell Proposal (such notice, the “Buy-Sell Response”).

(iv)
Following delivery of the Buy-Sell Response, the Shareholders will use commercially reasonable efforts to finalize the transaction specified in the Buy-Sell Response within sixty (60) days of such delivery, subject to extensions necessary to obtain any necessary legal or regulatory approvals.

(v)	In the event of termination of this Agreement pursuant to Section 12.2(a)(i), except as otherwise agreed by Party A, the Ancillary Agreements shall terminate automatically.

(vi)
In the event of termination of this Agreement pursuant to Section 12.2(a)(ii), the Ancillary Agreements (other than the PRC Joint Venture Contract) will remain effective in accordance with their respective terms, provided that the Company or its permitted successor continues operation of the HK E-Commerce Business as a going concern.

(d)	Termination rights

(i)
Except for the express right of termination contained in Section 12, no Shareholder has any right to terminate this Agreement and the Shareholders waive their rights (if any) to annul, rescind, dissolve, withdraw from, cancel or terminate this Agreement in any circumstances.

12.3	Liquidation

(a)
If the Shareholders agree to liquidate the Company, then each Party shall take all required corporate action (a) to ensure all steps required promptly to place the Company in liquidation are completed, including, but not limited to, obtaining any required Consents from Governmental Entity and disposing of assets and satisfying liabilities in compliance with applicable Law or (b) to otherwise cooperate in good faith with each other to effect the sale of all Shares of the Company to a third party.

(b)	The Ancillary Agreements shall terminate automatically upon liquidation of the Company.

13.	EQUITABLE REMEDIES
The Parties acknowledge that the Shares cannot readily be bought or sold on the open market and that, consequently, damages or an account of profit or both are not an adequate remedy for a Party if any other Party breaches this Agreement. The Parties acknowledge that, without prejudice to any other remedy available to a Party, any Party may apply for and, to the extent permitted by Law, is entitled to, an Order for specific performance or other injunctive relief if any other Party breaches or threatens to breach this Agreement or if the Party seeking such Order or relief believes that any other Party is likely to breach this Agreement.

14.	TAX MATTERS
The Shareholders agree that the affairs of the Group will be carried out in a manner which is tax efficient for the Group. Except as otherwise expressly provided in this Agreement, all amounts payable or consideration to be provided under or in connection with this Agreement are exclusive of tax.

15.	NOTICES

15.1	Manner of giving notice

Any notice or other communication to be given under this Agreement shall be in writing (which includes fax) and may be delivered or sent by post or fax to the Party to be served as follows:

(a)	to the Company:
at the addresses provided below for GNC and Hayao, with copies to Latham & Watkins LLP and Ropes & Gray LLP

(b)	to Party A at:
Address:     300 Sixth Avenue, Pittsburgh, PA 15222
Fax number:     +1(412) 288-4764
Email:    ken-martindale@gnc-hq.com; tricia-tolivar@gnc-hq.com
For the attention of:    Kenneth A. Martindale; Tricia Tolivar
With a copy to Latham & Watkins LLP (for information purposes only):
Address:     330 N. Wabash Ave., Suite 2800, Chicago, IL 60611
Fax number:     +1(312) 993-9767
Email:    Bradley.faris@lw.com; Jason.morelli@lw.com
For the attention of:    Bradley C. Faris; Jason Morelli

(c)	to Party B at:

Address:	No.68, Limin West Fourth Street, Limin Development Zone, Harbin, People’s Republic of China

Email:	zhoux@hayao.com

For the attention of:	Chris Chow
With a copy to Ropes & Gray LLP (for information purposes only):

Address:	44/F, Exchange Square One, 8 Connaught Place, Central, Hong Kong
Email:    Daniel.yeh@ropesgray.com
For the attention of:    Daniel Yeh

(d)	to GNC at:
Address:     300 Sixth Avenue, Pittsburgh, PA 15222
Fax number:     +1(412) 288-4764
Email:    ken-martindale@gnc-hq.com; tricia-tolivar@gnc-hq.com
For the attention of:    Kenneth A. Martindale; Tricia Tolivar
With a copy to Latham & Watkins LLP (for information purposes only):
Address:     330 N. Wabash Ave., Suite 2800, Chicago, IL 60611
Fax number:     +1(312) 993-9767
Email:    Bradley.faris@lw.com; Jason.morelli@lw.com
For the attention of:    Bradley C. Faris; Jason Morelli

(e)	to Hayao at:

Address:	No.68, Limin West Fourth Street, Limin Development Zone, Harbin, People’s Republic of China

Email:	zhoux@hayao.com

For the attention of:	Chris Chow
With a copy to Ropes & Gray LLP (for information purposes only):

Address:	44/F, Exchange Square One, 8 Connaught Place, Central, Hong Kong

Email:	Daniel.yeh@ropesgray.com

For the attention of:	Daniel Yeh
or at any such other address, fax number or email notified for this purpose to the other Parties under this Section 15. Any notice or other communication sent by post shall be sent by prepaid ordinary post (if the country of destination is the same as the country of origin) or by airmail (if the country of destination is not the same as the country of origin).

15.2	Notices to the Company
Every notice to be served upon the Company pursuant to this Agreement shall be copied to each Shareholder at its address appearing in this Agreement or as it may have notified to the parties to this Agreement in accordance with Section 15.1.

15.3	When notice given
Any notice or other communication is deemed to have been given:

(a)	if delivered, on the date of delivery;

(b)	if sent by post, on the third day after it was put into the post (for post within the same country) or on the fifth day after it was put into the post (for post sent from one country to another);

(c)	if sent by fax, at the time shown in the transmission report as being the time at which the whole fax was sent; or

(d)
if sent by e-mail, upon the generation of a receipt notice by the recipient’s server or, if such notice is not so generated, upon delivery to the recipient’s server; provided, that out of office messages and notices stating that delivery to an intended recipient has failed shall not be deemed to constitute notice, but if the notice or other communication would otherwise be taken to be received after 5.00 p.m. or on a Saturday, Sunday or public holiday in the place of receipt then the notice or communication is taken to be received at 9.00 a.m. on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.

15.4	Proof of service
In proving service of a notice or other communication, it is sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid post or by prepaid airmail or that the fax was properly addressed and transmitted, as the case may be.

15.5	Documents relating to legal proceedings
This Section 15 does not apply in relation to the service of any claim form, notice, Order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

16.	ASSIGNMENTS

16.1	No assignment
Except as provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign (by contract, equity sale, operation of law or otherwise) either this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void.

17.	ENTIRE AGREEMENT

17.1	Entire agreement

(a)
This Agreement, the Articles and the other documents delivered pursuant hereto and thereto, including any exhibits and schedules hereto and thereto, constitute the full and entire agreement and understanding between the Parties with regard to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

(b)
In the event of any conflict between this Agreement and the Articles, this Agreement shall prevail and the Shareholders shall procure that the terms of the Articles are amended so as to accord with the provisions of this Agreement.

17.2	No reliance
Each Party acknowledges that in agreeing to enter into this Agreement it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other Party before the entering into of this Agreement, in respect of which, to the maximum extent permitted by Law, each Party waives all rights and remedies that it may have, other than the representations, warranties, collateral contracts and other assurances expressly provided in this Agreement.

17.3	No limitation of certain liabilities and remedies
Nothing in this Section 17 limits or excludes any liability or remedy which cannot be limited or excluded as a matter of applicable Law.

18.	GENERAL

18.1	Amendments and Waivers
This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by the Parties. No waiver by any of the Parties of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

18.2	Consents
Except as otherwise expressly provided in this Agreement a party may give or withhold its consent to any matter referred to in this Agreement in its absolute discretion. A Party that gives its consent to any matter referred to in this Agreement is not taken to have made any warranty or representation as to any matter or circumstance connected with the subject matter of that consent.

18.3	Expenses
Save as otherwise expressly provided herein, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the Party incurring such fees and expenses.

18.4	Counterparts
This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

18.5	Severability
If any provision of this Agreement is held by any court of competent jurisdiction, or other competent authority, to be illegal, invalid or unenforceable in any respect under the Laws of any relevant jurisdiction then:

(a)
the parties shall negotiate in good faith to replace such provision with a legal, valid and enforceable provision which, as far as possible, has the same commercial effect as the provision which it replaces;

(b)
in default of Section 18.5(a), if such provision would be held to be legal, valid and enforceable if some part or parts of it were deleted then it shall apply with such deletions as may be necessary to make it legal, valid and enforceable; and

(c)
in default of Sections 18.5(a) and 18.5(b), such provision shall be deemed to be severed from this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

18.6	Time is of the essence
Time is of the essence in relation to any obligation under this Agreement unless time is expressly stated not to be of the essence in relation to that obligation.

18.7	No third party rights
A Person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong).

18.8	Language
The language of this Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.

18.9	References to PRC Company Agreements; PRC Closing

(a)
All references herein, and any related rights or obligations of such clauses, to provisions of any of the PRC Company Agreements shall only be applicable upon the PRC Closing (as defined in the Master Agreement) and thereafter.

(b)	The Company shall, and Party A and Party B shall cause the Company to, use its reasonable best efforts to consummate the PRC Closing as promptly as practicable after the date hereof.

19.	GOVERNING LAW AND DISPUTE RESOLUTION

19.1	Governing law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of Hong Kong.

19.2	Dispute Resolution

(a)
Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the Dispute with notice (the “Arbitration Notice”) to the other(s).

(b)
The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be three (3) arbitrators. The parties to the Dispute will each nominate an arbitrator and the third, who will be the presiding arbitrator, will be nominated by the two party-nominated arbitrators within thirty (30) days of the last of their nominations. If there is more than one claimant party or more than one respondent party, then the claimant parties together and the respondent parties together will each nominate one arbitrator. If the multiple claimants, the multiple respondents or the party-nominated arbitrators fail to nominate an arbitrator, the relevant arbitrator(s) will instead be selected and appointed by the chairman of HKIAC who will designate one of them as the presiding arbitrator.

(c)
The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 19.2, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 19.2 shall prevail.

(d)	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(e)
The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong, without regard to principles of conflict of Laws thereunder, and shall not apply any other substantive Law.

(f)
Notwithstanding the above, and in addition to any resource to arbitration as set out above, any party to the Dispute shall be entitled to seek injunctive relief, if possible, from any court or authority of competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of Hong Kong, a court or authority hearing an application for injunctive relief may apply the Law of the jurisdiction where the court or authority is located in determining whether to grant the injunction.

(g)	During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(h)	Except where the arbitration tribunal decides otherwise, the arbitration costs, legal fees and fees of other professional advisers shall be borne by the losing Party.

19.3	Non-Immunity
In any legal proceeding to enforce any award resulting from an arbitration proceeding and in any legal action between the Parties pursuant to or relating to this Agreement or any of the transactions contemplated hereby, each Party expressly waives the defense of sovereign immunity and any other defense or exemption from suit, judgment or execution based on the fact or allegation that it is a party, agency or instrumentality of or representing a government. The Parties further irrevocably waive any claim to immunity from service of process, immunity from jurisdiction of any court, and immunity of any of its property from execution. Any arbitration award shall be enforceable by any court or courts having jurisdiction over the Party against which the award has been rendered, or over the assets of the Party against which such award has been rendered, wherever such assets may be located.

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SIGNATORIES
IN WITNESS whereof this Agreement has been duly executed the day and year first above written.

GNC Hong Kong Limited

By:
Name:
Title:

GNC Holdings, Inc,

By:
Name:
Title:

GNC China Holdco, LLC

By:
Name:
Title:

Harbin Pharmaceutical Group Co., Ltd.

By:
Name:
Title:

Harbin Pharmaceutical Hong Kong II Limited

By:
Name:
Title:

GNC Hong Kong Limited

By:
Name:
Title:

SCHEDULE I

DETAILS OF COMPANY

SCHEDULE II

AFFILIATE TRANSACTIONS

SCHEDULE III

DEED OF ADHERENCE
THIS DEED OF ADHERENCE is made on [date]
BETWEEN

(1)	[[NAME OF TRANSFEROR] (the “Transferor”); and]

(2)	[NAME OF TRANSFEREE] (the “New Shareholder”)
WHEREAS
The Transferor intends to transfer to the New Shareholder Ordinary Shares subject to the New Shareholder entering into this Deed of Adherence in favour of the persons whose names are set out in the schedule hereto, supplemental to the shareholders agreement dated [date] between [    ] (the “Shareholders Agreement”).
IT IS AGREED THAT
The New Shareholder confirms that it has read a copy of the Shareholders Agreement and the Articles and covenants with and for the benefit of each person named in the schedule to this deed and for the benefit of any other person who becomes a party to the Shareholders Agreement to perform and be bound by all the terms of the Shareholders Agreement as if the New Shareholder were named in the Shareholders Agreement as an original party thereto and were named in it as a Shareholder.
For the purposes of Section 15 of the Shareholders Agreement, any notice to be given to the New Shareholder shall be sent for the attention of the person and to the address, or e-mail address, subject to Section 15.3, set out below:
Name:    [    ]
For the attention of:    [    ]
Address:    [    ]
E-mail address:    [    ]
The terms of Section 19 (Governing Law and Settlement of Disputes) of the Shareholders Agreement shall apply to this deed as if incorporated in full herein.
Words and phrases defined in the Shareholders Agreement shall have the same meaning when used in this deed.

[Schedule to Deed of Adherence to include a list of all parties (including by way of earlier Deeds of Adherence) to the Shareholders’ Agreement.]
This document has been executed by the New Shareholder as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and delivered    )
as a DEED by     )
[name of individual]    )
in the presence of:    )

Signature of Witness
Name of Witness
Address of Witness

Occupation of Witness

[OR]

EXECUTED and delivered    )
as a DEED by     )
[name of company]    )
acting by [director name],    )
a director, in the presence of:    )    Director

Signature of Witness
Name of Witness
Address of Witness

Occupation of Witness

EXHIBIT A

FORM OF BUSINESS PLAN